EXHIBIT 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE

Media Contacts:

D. Ashley Lee
Executive Vice President, Chief Financial Officer and
Chief Operating Officer
Phone: 770-419-3355

Chris Mittendorf
Edelman
Phone: 212-704-8134

CryoLife Posts Record Annual Revenues of $116.6 Million

2010 Operating Cash Flow Increases to $20.8 Million

Fourth Quarter Net Income of $0.08 Per Share

ATLANTA, GA…(February 17, 2011)…CryoLife, Inc. (NYSE: CRY), an implantable biological medical device and cardiovascular tissue processing company, announced today its results for the fourth quarter and the full year of 2010.  Revenues for the fourth quarter increased 2 percent to a fourth quarter record of $29.2 million compared to $28.6 million for the fourth quarter of 2009.

“We are pleased to experience yet another record in annual revenues and operating cash flow,” stated Steven G. Anderson, president and chief executive officer.  “With our continued strong cash generation and strong financial position, we will continue to pursue strategic business development opportunities that expand our product offerings to surgeons and patients worldwide.”

Net income for the fourth quarter of 2010 was $2.1 million, or $0.08 per basic and fully diluted common share, compared to net income of $2.4 million, or $0.08 per basic and fully diluted common share, for the fourth quarter of 2009.  The Company recorded pretax charges in the fourth quarter of 2010 of approximately $474,000 related to business development activities and $268,000 related to litigation with Medafor.

Revenues for the full year of 2010 increased 4 percent to a record $116.6 million compared to $111.7 million for 2009.

Net income for the full year of 2010 was $3.9 million, or $0.14 per basic and fully diluted common share, compared to $8.7 million, or $0.31 per basic and fully diluted common share, for the full year of 2009.  The Company recorded pretax charges for the full year of 2010 of $3.5 million for acquired in-process research and development related to the license of the PerClot® technology, $3.6 million related to the impairment of its investment in Medafor common stock, and $1.6 million related to HemoStase® inventory that the Company does not believe that it will be able to distribute.  Excluding these charges, adjusted net income for the full year of 2010 was $9.5 million, or $0.34 per basic and fully diluted common share.

The Company recorded pretax charges in the full year of 2010 of approximately $1.4 million in costs related to litigation with Medafor, approximately $1.0 million related to business development activities, and $729,000 related to the write-off of capitalized legal expenses associated with BioGlue® Surgical Adhesive intellectual property rights in Germany.  Additionally, the Company recorded a $1.3 million gain on valuation of the derivative related to the investment in Medafor common stock.

Preservation service revenues for the fourth quarter of 2010 increased 2 percent to $14.0 million compared to $13.8 million for the fourth quarter of 2009.  Preservation service revenues for the full year of 2010 increased 6 percent to $59.7 million compared to $56.5 million for the full year of 2009.  The increase in preservation service revenues for the fourth quarter of 2010 was primarily due to increased shipments of cardiac tissues.  The increase in preservation service revenues for the full year of 2010 was primarily due to increased shipments of cardiac and vascular tissues.

Product revenues, which consist primarily of sales of BioGlue, HemoStase, and PerClot, were $15.1 million for the fourth quarter of 2010 compared to $14.5 million for the fourth quarter of 2009, an increase of 4 percent.  Product revenues were $56.4 million for the full year of 2010 compared to $54.2 million for the full year of 2009, an increase of 4 percent.  The increase in product revenues was primarily due to an increase in HemoStase revenues and, to a lesser extent, the addition of PerClot revenues in the fourth quarter of 2010.

Total gross margins were 60 percent and 61 percent for the fourth quarters of 2010 and 2009, respectively.  Total gross margins were 59 percent and 62 percent for the full year of 2010 and 2009, respectively.  Total gross margins for the 2010 periods include a pretax charge in the third quarter of 2010 of $1.6 million related to HemoStase inventory that the Company does not believe that it will be able to distribute.  Excluding the write-down of the HemoStase inventory, total adjusted gross margins were 60 percent for the full year of 2010.

Preservation services gross margins were 39 percent for each of the fourth quarters of 2010 and 2009.  Preservation services gross margins were 40 percent and 42 percent for the full year of 2010 and 2009, respectively.

Product gross margins were 80 percent and 82 percent for the fourth quarters of 2010 and 2009, respectively.  Product gross margins were 78 percent and 83 percent for the full year of 2010 and 2009, respectively.  Product gross margins for the full year of 2010 includes a pretax charge in the third quarter of 2010 of $1.6 million related to HemoStase inventory that the Company does not believe that it will be able to distribute.  Excluding the write-down of the HemoStase inventory, adjusted product gross margins were 81 percent for the full year of 2010.

General, administrative, and marketing expenses for the fourth quarter of 2010 were $12.2 million compared to $12.6 million for the fourth quarter of 2009.  General, administrative, and marketing expenses for the fourth quarter of 2010 included approximately $474,000 in costs related to business development activities and $268,000 in costs related to litigation with Medafor.

General, administrative, and marketing expenses for the full year of 2010 were $49.1 million compared to $50.0 million for the full year of 2009.  General, administrative, and marketing expenses for the full year of 2010 included approximately $1.4 million in costs related to litigation with Medafor, approximately $1.0 million in costs related to business development activities, and $729,000 related to the write-off of capitalized legal expenses associated with BioGlue intellectual property rights in Germany.

Research and development expenses were $2.0 million and $1.4 million for the fourth quarters of 2010 and 2009, respectively.  Research and development expenses were $5.9 million and $5.2 million for the full years of 2010 and 2009, respectively.  Research and development spending in 2010 was primarily focused on the Company’s SynerGraft® tissues and products, BioFoam™ Surgical Matrix, and PerClot in the fourth quarter of 2010.

In 2010 the Company expensed $3.5 million of acquired in-process research and development related to the acquired PerClot distribution and manufacturing rights in the U.S. and certain international markets where PerClot does not have current regulatory approvals.

Other expense of $2.6 million for the full year of 2010 consists primarily of the $3.6 million investment impairment, partially offset by a $1.3 million gain on valuation of the derivative, both of which are related to the Company’s investment in Medafor common stock.

As of December 31, 2010, the Company had $40.8 million in cash, cash equivalents, and restricted securities, compared to $35.1 million at December 31, 2009.  Of this $40.8 million, $1.7 million was received from the U.S. Department of Defense as advance funding for the development of BioFoam protein hydrogel technology, and $5.3 million was designated as restricted securities primarily due to a financial covenant requirement under the Company’s credit agreement.  The Company’s net cash flows provided by operations were $7.0 million and $20.8 million for the fourth quarter and full year of 2010, respectively.

During the fourth quarter and full year ended December 31, 2010, the Company purchased 263,000 and 1.0 million shares of the Company’s common stock at average prices of $5.70 and $5.56, respectively, resulting in aggregate purchases of $1.5 million and $5.8 million, respectively.

Medafor Update

On September 27, 2010, Medafor sent CryoLife a letter stating that Medafor was “fully, finally, and immediately terminating” the Exclusive Distribution Agreement (“EDA”).  CryoLife believes this termination was wrongful.  CryoLife expects to continue to sell HemoStase until late March 2011.  CryoLife is challenging the validity of Medafor's termination of the EDA and pursuing its rights and remedies in court.  Medafor has asserted counterclaims against CryoLife.  Discovery proceedings in the litigation have commenced and the Company believes that a trial would not likely occur before 2012.

2011 Financial Guidance

The Company is providing its guidance for the full year of 2011.  The Company expects total revenues for the full year of 2011 to be between $120.0 million and $126.0 million, which includes revenues of between $500,000 and $1.0 million related to the use of funds received from the U.S. Department of Defense in connection with the development of BioFoam.  The Company expects tissue processing revenues to increase between mid-single and low-double digits on a percentage basis in 2011 compared to 2010, BioGlue and BioFoam revenues to increase in mid-single digits on a percentage basis in 2011 compared to 2010, with revenues from powdered hemostats, including HemoStase and PerClot, to be between $4.0 million and $6.0 million.  Research and development expenses are expected to be between $10.0 million and $12.0 million in 2011.  The Company expects earnings per share of between $0.26 and $0.30 in 2011.

The Company’s financial guidance for the full year of fiscal 2011 is subject to the risks described below in the last paragraph of this press release.

Webcast and Conference Call Information

The Company will hold a teleconference call and live webcast today at 10:00 a.m. Eastern Time to discuss the results followed by a question and answer session hosted by Mr. Anderson.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 10:00 a.m.  A replay of the teleconference will be available from February 17 through February 24 and can be accessed by calling 877-660-6853 (toll free) or 201-612-7415.  The account number for the replay is 244 and the conference number is 366315.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife Web site at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife, Inc.

Founded in 1984, CryoLife, Inc. is a leader in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries throughout the U.S. and Canada.  The Company's CryoValve® SG pulmonary heart valve, processed using CryoLife's proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  The Company’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects, such as Tetralogy of Fallot, Truncus Arteriosus, and Pulmonary Atresia.  CryoPatch SG is distributed in three anatomic configurations: pulmonary hemi-artery, pulmonary trunk, and pulmonary branch.  The Company's BioGlue® Surgical Adhesive is FDA approved as an adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in the European Community and approved in Canada and Australia for use in soft tissue repair and was recently approved in Japan for use in the repair of aortic dissections.  The Company's BioFoam™ Surgical Matrix is CE marked in the European Community for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  In late September 2010, CryoLife entered into a distribution agreement for PerClot®, an absorbable powder hemostat that has CE Mark designation allowing commercial distribution into the European Community and other markets.  CryoLife currently distributes HemoStase®, a hemostatic agent, in much of the U.S. for use in cardiac and vascular surgery and in many international markets for cardiac, vascular, and general surgery, subject to certain exclusions, although CryoLife expects to discontinue its sales of HemoStase in late March 2011 because Medafor, Inc. terminated the HemoStase distribution agreement.

 Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those regarding our ability to pursue business development opportunities that will expand our product offerings to surgeons and patients worldwide, our expectation that we will continue to sell HemoStase until late March 2011, our belief that a trial with respect to our litigation with Medafor is not likely to occur before 2012, the expectation that certain charges incurred in fiscal 2010 will not occur in the future at comparable levels, and our anticipated performance for the full year of fiscal 2011.  These risks and uncertainties include that our strategies related to business development opportunities are subject to change, and our business needs, as well as general economic conditions, may cause us to reevaluate and/or change our strategies or prevent us from succeeding in the execution of our strategies.  Also, any expansion of product offerings may not be accepted by surgeons and patients, thereby preventing us from reaping the anticipated benefits of future investments.  Business development expenses may be more than anticipated.  Our ability to successfully distribute our remaining inventory of HemoStase may be impacted by the success of competitors in the market and our sales of PerClot.  We may ultimately sell significantly less than currently expected of our remaining HemoStase inventory.  Medafor may take action to attempt to prevent us from being able to continue to distribute HemoStase through late March 2011.  The date of our trial with Medafor will be set by the court and is beyond our control.  Estimated expenses in fiscal 2011 may be greater than those included in our fiscal 2011 guidance if we are successful in continuing to realize on our business development strategy and acquire additional complementary products or businesses, or if unexpected events, such as the need for further inventory write-downs, occur in fiscal 2011.  Our anticipated performance for the full year of fiscal 2011 is subject to the general risks associated with our business, including that we are significantly dependent on our revenues from BioGlue and are subject to a variety of risks affecting this product, including that a German Patent Court has nullified our main BioGlue patent in Germany, and if the ruling is upheld on appeal, we would be prevented from suing to prevent third parties from infringing the main BioGlue patent in Germany, we are subject to stringent domestic and foreign regulation which may impede the approval process of our tissues and products, hinder our development activities and manufacturing processes, and, in some cases, result in the recall or seizure of previously cleared or approved tissues and products, we expect HemoStase sales to cease in late March 2011, which will materially negatively impact our revenues and income, our remaining sales of HemoStase will likely be at a discount from our list price, and we may be required to write-down our remaining HemoStase inventory, our short-term liquidity and earnings in 2011 will be impacted by our substantial investment in our distribution and license and manufacturing agreements with SMI, and we may not fully realize the benefit of our investment in future years unless we are able to obtain FDA approval for PerClot in the U.S., which will require an additional commitment of funds, uncertainties related to patents and protection of proprietary technology may adversely affect the value of our intellectual property, Medafor has filed counter-claims against us with respect to our lawsuit against Medafor, and if Medafor is successful in its claims, our revenues and profitability may be materially, adversely impacted, we may be unsuccessful in our efforts to market and sell PerClot in the U.S. and internationally, our investment in Medafor has been impaired due to Medafor’s termination of our distribution agreement with Medafor, which could have a material adverse impact on our financial condition and profitability, we are currently involved in significant litigation with Medafor and that litigation cost may have a material adverse impact on our profitability, the tissues we process and our products allegedly have caused and may in the future cause injury to patients, and we have been and may be exposed to product liability claims and additional regulatory scrutiny as a result, we may expand through acquisitions or licenses of or investments in other companies or technologies, which may result in additional dilution to our stockholders and consume resources that may be necessary to sustain our business, we may find it difficult to integrate recent acquisitions of technology and potential future acquisitions of technology or business combinations, which could disrupt our business, dilute stockholder value, and adversely impact our operating results, we may not realize the anticipated benefits from an acquisition and could acquire unforeseen liabilities in connection with acquisitions, demand for our tissues and products could decrease in the future, which could have a material adverse effect on our business, the success of many of our tissues and products depends upon strong relationships with physicians, consolidation in the health care industry could lead to demands for price concessions, or limit or eliminate our ability to sell to certain of our significant market segments, healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us, our existing insurance policies may not be sufficient to cover our actual claims liability, we are dependent on the availability of sufficient quantities of tissue from human donors, our CryoValve SGPV post-clearance study may not provide expected results, intense competition may affect our ability to operate profitably, the loss of any of our sole-source suppliers could have an adverse effect on our revenues, financial condition, profitability, and cash flows, regulatory action outside of the U.S. has affected our business in the past and may affect our business in the future, rapid technological change could cause our services and products to become obsolete, continued fluctuation of foreign currencies relative to the U.S. Dollar could materially and adversely impact our business, our credit facility which expires in March 2011, but could be extended, limits our ability to pursue significant acquisitions, key growth strategies may not generate the anticipated benefits, our ability to borrow under our credit facility which expires in March 2011 may be limited, we may not be able to enter into a new credit facility after our current credit facility, if or as extended, expires, we may not be successful in obtaining necessary clinical results and regulatory approvals for services and products in development, and our new services and products may not achieve market acceptance, investments in new technologies and acquisitions of products or distribution rights may not be successful, extensive government regulation may adversely affect our ability to develop and market services and products, if we are not successful in expanding our business activities in international markets, we may be unable to increase our revenues, we are not insured against all potential losses, and natural disasters or other catastrophes could adversely affect our business, we may be unable to obtain adequate insurance at a reasonable cost, if at all, and we are dependent on key personnel. These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K to be filed on or around February 18, 2011 for the year ended December 31, 2010.

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Audited)
Revenues:
Preservation services	$14,025	$13,784	$59,724	$56,456
Products	15,094	14,493	56,370	54,162
Other	103	338	551	1,067
Total revenues	29,222	28,615	116,645	111,685

Cost of preservation services and products:
Preservation services	8,546	8,346	35,868	32,767
Products	3,091	2,672	12,409	9,150
Total cost of preservation services
and products	11,637	11,018	48,277	41,917

Gross margin	17,585	17,597	68,368	69,768

Operating expenses:
General, administrative, and marketing	12,201	12,585	49,064	50,025
Research and development	2,037	1,393	5,923	5,247
Acquired in-process research and development	(236)	--	3,513	--
Total operating expenses	14,002	13,978	58,500	55,272

Operating income	3,583	3,619	9,868	14,496

Interest expense	35	(85)	180	83
Interest income	(7)	(3)	(23)	(76)
Gain on valuation of derivative	--	(24)	(1,345)	(24)
Other than temporary investment impairment	--	--	3,638	--
Other expense, net	97	59	141	159

Income before income taxes	3,458	3,672	7,277	14,354
Income tax expense	1,343	1,306	3,333	5,675

Net income	$2,115	$2,366	$3,944	$8,679

Income per common share:
Basic	$0.08	$0.08	$0.14	$0.31
Diluted	$0.08	$0.08	$0.14	$0.31

Weighted-average common shares outstanding:
Basic	27,692	28,202	27,987	28,106
Diluted	28,030	28,473	28,274	28,310

CRYOLIFE, INC. AND SUBSIDIARIES
Financial Highlights
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(Unaudited)		(Audited)
Preservation Services:
Cardiac tissue	$7,044	$6,697	$27,997	$26,074
Vascular tissue	6,981	7,054	31,727	30,201
Orthopaedic tissue	--	33	--	181
Total preservation services	14,025	13,784	59,724	56,456

Products:
BioGlue and BioFoam	12,164	12,583	47,383	47,906
HemoStase	2,666	1,869	8,793	6,008
PerClot	264	--	264	--
Other medical devices	--	41	(70)	248
Total products	15,094	14,493	56,370	54,162

Other	103	338	551	1,067
Total revenues	$29,222	$28,615	$116,645	$111,685

Revenues:
U.S.	$23,610	$23,830	$97,037	$94,094
International	5,612	4,785	19,608	17,591
Total revenues	$29,222	$28,615	$116,645	$111,685

	December 31,	December 31,
	2010	2009
	(Audited)	(Audited)

Cash, cash equivalents, and restricted securities	$40,806	$35,121
Receivables, net	14,313	14,636
Deferred preservation costs	31,570	36,445
Inventories	6,429	6,446
Investment in equity securities	2,594	3,221
Total assets	137,438	133,859
Shareholders’ equity	113,942	110,446

 CRYOLIFE, INC.
Unaudited Reconciliation of
Non-GAAP Net Income and Income per Common Share
(In thousands, except income per common share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
GAAP:

Income before income taxes	$3,458	$3,672	$7,277	$14,354
Income tax expense	1,343	1,306	3,333	5,675

Net income	$2,115	$2,366	$3,944	$8,679

Income per common share:
Basic	$0.08	$0.08	$0.14	$0.31
Diluted	$0.08	$0.08	$0.14	$0.31

Weighted-average common shares outstanding:
Basic	27,692	28,202	27,987	28,106
Diluted	28,030	28,473	28,274	28,310

Reconciliation excluding items:

Income before income taxes, GAAP	$7,277
Excluding write-down of HemoStase inventory	1,642
Excluding acquired in-process research and development expense	3,513
Excluding other than temporary investment impairment	3,638
Net income before taxes, non-GAAP	16,070

Income tax expense calculated at 2010 effective
tax rate of 41% for the twelve months	6,589
Net income, non-GAAP	$9,481

Income per common share, non-GAAP:
Basic	$0.34
Diluted	$0.34

Weighted-average common shares outstanding:
Basic	27,987
Diluted	28,274

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Adjusted net income and adjusted income per common share exclude write-downs of HemoStase inventory and investment in Medafor common stock due to the termination of the Medafor exclusive distribution agreement.  Additionally, adjusted net income and adjusted income per common share exclude acquired in-process research and development expense as a result of the acquisition of certain assets of Starch Medical, Inc.  The Company believes that this non-GAAP presentation provides useful information to investors regarding certain additional financial and business trends relating to the Company’s financial condition and results of operations, and valuable insight into the Company’s ongoing operations and earnings by excluding charges that, although they may recur in the future, are not expected to occur at levels comparable to those experienced in fiscal 2010.

CRYOLIFE, INC.
Unaudited Reconciliation of
Non-GAAP Gross Margin Excluding the HemoStase Inventory Write-Down
(In thousands)

	Twelve Months Ended
	December 31,
	2010

Total revenues, GAAP	$116,645
Cost of preservation services
and products, GAAP	48,277

Total gross margin, GAAP	$68,368	59%

Add back HemoStase inventory write-down	1,642

Total gross margin, non-GAAP	$70,010	60%

	Twelve Months Ended
	December 31,
	2010
Total product revenues, GAAP	$56,370
Cost of products, GAAP	12,409

Total product gross margin, GAAP	$43,961	78%

Add back HemoStase inventory write-down	1,642

Total product gross margin, non-GAAP	$45,603	81%

Investors should consider this non-GAAP information in addition to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.  In addition, this non-GAAP financial information may not be the same as similar measures presented by other companies.  Adjusted total and product gross margins exclude write-downs of HemoStase inventory due to the termination of the Medafor exclusive distribution agreement.  The Company believes that this non-GAAP presentation provides useful information to investors regarding business trends relating to the Company’s gross margins and the Company’s ongoing operations by excluding charges that, although they may recur in the future, are not expected to occur at levels comparable to those experienced in fiscal 2010.